UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 16, 2014

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s first quarter earnings presentation to investors on April 16, 2014, as well as certain comments that Mr. Schroeter made during the question and answer period, edited for clarity, in connection with the presentation.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 16, 2014, which included IBM’s press release dated April 16, 2014.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 17, 2014

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Martin Schroeter, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  I want to welcome you to our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’ll turn the call over to Martin Schroeter.

1Q 2014 Overview

Thank you for joining us today.

As we get into the first quarter results, you’ll see that our performance reflects the actions we talked about in our last call. We’re transitioning to key growth areas, and transforming parts of the business.

In the quarter, we announced a $1.2 billion investment to globally expand our SoftLayer cloud hubs.  We launched BlueMix, our new platform-as-a-service to speed deployment of hybrid clouds.  We acquired both Aspera, and Cloudant to extend our capabilities in big data and cloud.  We’re expanding our ecosystem around OpenPOWER.  And we created an integrated business unit around Watson and announced a billion dollar investment to bring cognitive capabilities to the enterprise.

As we move to these growth areas, we’re also taking portfolio actions to divest businesses that no longer fit our strategic profile.  In January, we had the initial closing for the divestiture of our customer care BPO business, and we announced the sale of our industry standard server business to our partner Lenovo.  This quarter, as expected, we took a substantial charge to align our resources and skills to the demand profile we see.  This charge impacts our results this quarter, but it will pay back within the year.

So we got a lot done this quarter.  Many of these actions impact our top and bottom line in the short term, but have long term benefits.

For the quarter, we delivered revenue of $22.5 billion and Operating EPS of $2.54.  Our Software performance was driven by 5 percent constant currency growth in key branded middleware.  We’re continuing to see strong client demand and great results in areas like mobile, cloud and security, where we’ve been targeting our investments.  Our Services business was up 2 percent at constant currency, with growth in both services segments, adjusting for the sale of the customer care business.  The growth reflects our expanded cloud offerings, the ramp in some of the large outsourcing contracts we signed last year, and good performance in both Consulting and Systems Integration.  Looking at hardware, as expected, the combination of secular and cyclical challenges continued.  Last quarter I talked about business model challenges specific to Power, storage and System x.  Let me tell you about some of the actions we’ve taken.  As I mentioned, we are selling our industry standard server business to Lenovo.  We are repositioning Power and building an ecosystem around OpenPOWER, and we’ve taken actions across Power and Storage to right-size the business to the market dynamics.  Our System z performance in both revenue growth and margin reflects that we’re 6 quarters into this product cycle, though on solid ground secularly.

Key Financial Metrics

Looking at the financial metrics for our operating results this quarter, IBM’s revenue was down 4 percent, or 1 percent at constant currency adjusting for the customer care divestiture.  That’s a 2 point sequential improvement from our fourth quarter rate.  We had constant currency growth in software, services and financing, which was more than offset by a decline in Systems and Technology.  The currency impact to revenue growth was about a point and a half.  Currency was also a headwind to our profit performance, reflecting impacts from the Yen, and the devaluation of the Venezuelan currency.

This quarter we improved gross margin by 90 basis points, driven by services, and our ongoing mix to software.  The profit dynamics below the gross profit line are impacted by the charge of nearly $900 million for workforce rebalancing, as well as a gain of about $100 million for the sale of our customer care business, and so are not representative of our future run rate.  Our Pre-tax Income was down 19 percent, and Net Income down 22 percent.  Within Net Income, our tax rate was worse 2.7 points year to year.  The 20 percent rate in the quarter reflects our view of the annual operating tax rate for 2014.

This quarter we returned significant value to shareholders, including over $8 billion of gross share repurchases, and a billion dollars in dividends.  We generated free cash flow of $600 million, which was down $1.1 billion year to year.  In January we highlighted a substantial cash tax headwind for 2014.  This was skewed to first quarter, and cash tax payments were up $1.4 billion year to year.  So without the cash tax increase, our free cash flow was up $300 million.

Revenue by Geography

So now I’ll get into the details of the quarter, starting with revenue by geography, on a constant currency basis.  Americas’ revenue was down 2 percent year to year, consistent with last quarter’s performance.  We had strong growth in software, but hardware performance, especially in the US remains challenged.  Once again we had good performance in Latin America, led by Brazil.  EMEA was up 1 percent.  The improvement was driven by a return to growth in both Germany and Italy.  In Asia Pacific, revenue was down 6 percent.  Within that, we had another good quarter in Japan.  This was our sixth consecutive quarter of revenue growth in Japan.  Asia Pacific outside of Japan declined.  In total, major markets were down 1 percent, with improvement from last quarter’s performance driven by EMEA.

The growth markets were down 5 percent, and within the growth markets, we had high single-digit growth in Latin America.  But revenue from the Asia Pacific countries declined at a double-digit rate, with continued weakness in China.  Our revenue in China was down 20 percent, so pretty consistent with the last couple of quarters.  We expect it will take some time for our business in China to improve.  Because we view the bulk of the challenges in the growth markets as cyclical, and we still see good opportunity over the long term, we’re continuing to invest in these key markets to capture that opportunity.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, I’ve already commented on the revenue drivers and will address those further in the services, software and hardware discussions.  Looking at the gross profit, in total, our operating gross margin improved 90 basis points.  We expanded margins in both services segments, and the relative strength in our software business drove an improving mix.  The improvements are mitigated by a 5 point decline in Systems and Technology.  The systems decline is driven by a combination of margin degradation in Power and Storage, and a mix away from higher margin z due to the product cycle.  Consistent with these product cycle dynamics, our margin in System z is up year to year.

Expense Summary

Our Total Operating Expense and Other Income was up 8 percent year to year.  Acquisitions over the last 12 months drove 2 points of expense growth, while currency was fairly neutral to expense performance.  So, what we have labeled as base expense on the chart, which is total expense less the impact of acquisitions and currency, was up 7 points.

There are a couple of larger items that are impacting this base expense.  First, SG&A includes a workforce rebalancing charge of about $870 million, nearly all of which is a year-to-year increase.  We expect this to pay back within the year.  The workforce rebalancing activity impacted the SG&A base performance by 16 points, so without the charges in both years, our SG&A base expense would have been better 3 points year to year.  And second, within Other Income and Expense, you see the gain of nearly $100 million from the sale of our customer care business.  We anticipate a gain of a similar amount in the second quarter as we complete the country closings.  Adjusting for both of these items, our total base expense would have been better by 4 points rather than worse by 7 points.  The 4 point improvement is more indicative of the productivity in the base expense we delivered in the quarter.

I want to comment on another dynamic in our base expense.  Within the base, we’re continuing to shift our spending.  So for example, the billion and a half of R&D spending this quarter reflects the shift of development priorities to where we see future growth.  Our recent launch of BlueMix is a great example.  We will be investing a billion dollars to deliver unique platform-as-a-service capabilities to connect enterprise data and applications to the cloud.

We’ll talk more about how we’re shifting investments in our Investor Briefing in May.  Now let’s turn to the segments, and we’ll start with Services.

Services Segments

This quarter, the combined Services segments generated $14 billion in revenue, which was down 2 percent as reported, and modest growth at constant currency.  Adjusting for the customer care divestiture, total services were up 2 percent at constant currency, the third consecutive quarter of sequential improvement.  Services pre-tax profit was down 14 percent and margin declined by 1.9 points.  Without the workforce rebalancing charges in both years, profit was up 7 percent and margin expanded by one and a half points.  Total backlog was $138 billion, which includes a reduction of $3.8 billion for the customer care divestiture.  Backlog was up 1 percent at constant currency when adjusted for the divestiture.

Turning to the two segments, Global Technology Services revenue was $9.3 billion, down 3 percent as reported and down 1 percent at constant currency, but up 2 percent at constant currency adjusting for the divestiture.  Within GTS, our SoftLayer platform provides a highly differentiated solution for clients looking to deploy across public, private, or hybrid clouds, unified on one platform.  The range and scope of production workloads has been expanding, we have good growth in enterprise transformation projects, and the introduction of BlueMix has generated broad interest with application developers.  This quarter, SoftLayer contributed about a point to GTS’ revenue growth.  As I mentioned earlier, we are spending $1.2 billion to expand our global cloud footprint.  We will double our SoftLayer centers, and with 40 cloud datacenters in 15 countries, IBM will have cloud centers in every major geography and key financial center.  GTS Outsourcing returned to growth at 1 percent at constant currency adjusted for the divestiture.  Growth was driven by the substantial new contracts we brought on during 2013.  GTS pre-tax profit declined 15 percent in the quarter.  This includes a 20 point year-to-year impact from workforce rebalancing charges.  GTS pre-tax profit also includes a gain of about $100 million for the divestiture.  Keep in mind that GTS profit is impacted by the divestiture of those operations.  In addition, we are continuing to make investments in key growth areas such as mobility, security, and cloud.  These initiatives are gaining traction but aren’t yet at scale.

Turning to Global Business Services, revenue was $4.5 billion, flat year to year as reported and up 2 percent at constant currency.  Consulting and Systems Integration grew 5 percent at constant currency, driven by the practices that address the Digital Front Office.  We delivered growth across cloud and business analytics.  And we had good success in projects for clients on systems of engagement, and helping clients connect these new front-end capabilities to their back-end systems and processes.  In fact we are ranked #1 in Overall Business Consulting and Cloud Professional Services by IDC, and #1 in Mobility Consulting Services by Forrester, a good indication of our success in front office transformations.  We’re continuing to invest strategically, and in March we committed $100 million to expand our consulting services capability with 10 new IBM Interactive Labs and 1,000 employees to address client experience design and engagement.  Application Outsourcing was down 8 percent at constant currency.  Our performance reflects increased pricing pressure and client contract renegotiations, as well as a reduction in elective projects.  Turning to profit, GBS declined 11 percent year to year.  Without the workforce rebalancing charges profit would have been up double digits, reflecting improved productivity in the base.

Software Segment

Software revenue was up 2 percent to $5.7 billion.  Key branded middleware grew 5 percent at constant currency.  Our enterprise clients continue to rely on IBM’s middleware solutions to transform their infrastructure, and handle their business-critical transactions.  We deliver this through a combination of on-premise and SaaS solutions.  Our SaaS offerings span our software brands, and this quarter our SaaS revenue grew more than 25 percent year to year.

Looking at our results by brand, WebSphere had another strong quarter, up 12 percent year to year, led by app server and mobile solutions.  We continue to have strong growth in MobileFirst, our comprehensive portfolio of mobile software and services that enables our clients to manage, integrate and leverage mobile devices.  We’ve been building capabilities to address this space and we now have over 3,000 mobile experts.  Across software and services, IBM’s mobile business doubled from the prior year.  Our application server business delivered strong growth for the fourth consecutive quarter.  This is an example of our clients utilizing on-premise software to manage the infrastructure workloads driven by mobile, big data and analytics.  This is the 13th year in a row that Gartner named IBM the market share leader in application infrastructure and middleware software, and with 30 percent market share, we are nearly double the size of our closest competitor.  Information Management software was up 2 percent at constant currency.  Growth was led by distributed database and master data management, which are key elements of our big data and analytics solutions.  This quarter we added DataBase-as-a-Service capability with the acquisition of Cloudant.  Cloudant extends IBM’s mobile and cloud platforms by enabling developers to easily and quickly create next generation mobile and web applications.  Tivoli grew revenue 7 percent.  This quarter we had growth in all three of Tivoli’s product segments, systems management, storage, and security.  Security grew double digits for the sixth consecutive quarter.  Our results are being driven, in part, by incremental requirements for security, as clients expand into cloud and mobile computing.  Our portfolio of security offerings across IBM grew more than 20 percent this quarter.  Workforce Solutions declined 4 percent at constant currency.  Strong growth in our SaaS offerings were more than offset by a decline in our on-premise Notes business.  We are transforming our business and building up the recurring streams from SaaS.

I mentioned earlier that in the first quarter we launched BlueMix, which will make all of our middleware accessible via the cloud.  With BlueMix, developers can efficiently build cloud applications with reusable pieces of code tied to their enterprise systems.  This enables businesses to leverage the flexibility that cloud applications provide.

Systems & Technology Segment

Systems and Technology revenue of $2.4 billion was down 23 percent.  This reflects both the product cycle of System z, and the secular challenges in Power, Storage and System x.  In January, we entered into a definitive agreement with Lenovo to divest our System x business.  And in the first quarter, we continued to reposition offerings in other parts of our hardware business to make them more relevant, and we took actions to align our structure to the demand profile we see.

Looking at our results this quarter, System z revenue was down 40 percent, with MIPS down 19 percent year to year.  We’re in our sixth quarter of the product cycle, and gross profit margin was up year to year, consistent with this point in the cycle.  System z is a core franchise which provides mission critical infrastructure for our customers, and we continue to invest in the platform.  It is worth noting that earlier this month we celebrated the mainframe’s 50th year.  Power revenue declined 21 percent at constant currency.  We are aggressively repositioning this platform with a couple of key initiatives.  First, the OpenPOWER consortium makes Power technology available to an open development alliance.  This quarter we expanded our OpenPOWER ecosystem.  And second, we are expanding our Linux capabilities through our POWER8 launch this year.  POWER8 is the first processor built for big data — and delivers better cloud economics.  Storage hardware revenue was down 23 percent.  Our Flash solutions contributed growth again this quarter, however we saw substantial weakness in high-end storage.

As we have discussed, our focus for STG in 2014 is to stabilize the profit base.  The repositioning of the Power platform, the announcement of POWER8, new announcements in storage, and the right-sizing of the business will all contribute, as we move through the rest of the year.  This, together with the divestiture of System x, will result in a smaller and more profitable hardware business going forward.

IBM will remain a leader in high-performance and high-end systems, in storage and in cognitive computing, and we will continue to invest in R&D for advanced semiconductor technology.

Cash Flow Analysis

Turning to cash flow, we generated $600 million of free cash flow in the quarter, which is down $1.1 billion year to year.  As you can see, our Cap Ex was up nearly $200 million year to year, which includes investment in additional SoftLayer capacity.  But the real driver of the year-to-year decline was a $1.4 billion increase in tax payments, driven by audit settlement payments and other prior period discrete tax impacts that settled this quarter.  Excluding the increased tax payments, free cash flow would have been up $300 million year to year.

Looking at the uses of our cash, we spent almost $300 million on acquisitions, acquiring Aspera and Cloudant.  We returned $9.2 billion to shareholders, including a billion in dividends and we bought back over 45 million shares for $8.2 billion.  At the end of the first quarter, we had $6.3 billion remaining in our buyback authorization.

I want to remind you that our free cash flow generation is always skewed to the back end of the year.  In fact, if you look over the last 10 years, the average free cash flow generated in the first quarter is less than 5 percent of our full year total.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $9.7 billion, which was down $1.4 billion from December.  Total debt was $44 billion, which includes $28.3 billion to support our financing business.  The leverage in our financing business remains at seven to one.  Our non-financing debt was $15.7 billion and our non-financing debt-to-cap was 55 percent.  Given the skew of free cash flow, we expect our debt-to-cap to be in the 50’s for the next 2 quarters, and roughly flat year to year at year end.

1Q 2014 Summary

So now let me wrap up the discussion on the quarter.

There are major shifts in our industry driven by data, cloud, and changes in the way individuals are engaging.  This quarter we had good performance in our offerings that address these shifts.  Our business analytics revenue was up 6 percent at constant currency on a large base.  Our cloud revenue was up over 50 percent, with doubling of our cloud “as a service” business, and we had strong growth in mobile and security.

Just as importantly, we continue to take significant actions to move to these growth areas.  I talked about some of the targeted investments we’re making, including SoftLayer capacity, BlueMix, and Watson.  We are focused on allocating our capital efficiently and effectively, which means investing in the right places, as well as moving away from areas that don’t support our shift to higher value.  This is an important part of our model.  In fact, over the last few years, including the recently announced sale of our industry standard server business, we’ve divested over $6 billion of revenue.  The result is a stronger, more relevant business.

As we look to the balance of 2014, we continue to expect good performance in the key growth areas, though our overall revenue growth will be impacted by the challenges in our hardware business, and the customer care divestiture.  The currency impact to revenue moderates at current spot rates, but we do expect currency to continue to impact profit.  Our margin will reflect the ongoing productivity initiatives and actions to improve our cost base, as well as the relative strength of software.  And as always, we reinvest some of the productivity savings to drive our growth areas.  I mentioned earlier that our annual effective tax rate for 2014 is 20 percent, and that’s before any potential discrete tax items.  And of course, we’ll continue to return value to our shareholders.

For the year, we expect to deliver at least $18 of operating earnings per share for 2014.  This does not include any gain from the sale of our System x business to Lenovo, because of the uncertainty of the timing and amount.  But it will ultimately be included in our Operating EPS results, and we’ll update you later in the year.

Like always, we manage our business and allocate capital for the long term, and along the way we still expect to deliver at least $20 of Operating EPS in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information.

And second, I’d ask you to refrain from multi-part questions.

Chris, please open it up for questions.

END OF PREPARED REMARKS.

The comments Mr. Schroeter made during the question and answer period in connection with this presentation included the following commentary, edited for clarity, regarding IBM’s segments and EPS expectations for 2014:

Looking at the segments at a higher level, in services when you adjust for the charge we took, we’ll earn that charge back through the year.  When you adjust for that charge, we did expand margin in the first quarter, and we would expect that to continue.  So, in services, relative to last year when we grew profit in low single digits, we’re really only counting on mid-single digit growth across those businesses.  In software, we continue to see an improving growth rate in revenue, which obviously drives profitability.  And then hardware was down 23 percent at constant currency, and we expect both the cyclical and the secular challenges that we see in that space to continue.  So, as we said in the last call, our focus in hardware is really to stabilize that profit base on a year-to-year basis.

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In terms of the $18, we said that we’d get to at least $18 of operating EPS for 2014.  We said in the first quarter that we would do about 14 percent of that, and that’s where we came in, at 14 percent...  Given that quarterly phenomena of a charge in the first quarter of this year but none in the second quarter versus the prior, we would think that the first half of the year is going to look a lot like last year.  And we’ll probably get about 38 percent of our full-year EPS done by the end of the first half.  And then when we look at the second half, we’ll see kind of consistent growth with what we need on a full-year basis at 10 and a half percent growth.  And given the transactional nature and the momentum in some of our businesses, we would say it would probably be a little bit faster in the fourth quarter than in the third quarter.